Attune

September 6, 2010

Letter of Intent

This Letter of Intent reflects our understanding, at the present time, of certain preliminary discussions between Attune RTD, a Nevada Corporation located at 3700B Tachevah Road, Suite 117, Palm Springs, CA 92262 (The Seller) and Davis Companies, Inc. a California Corporation (The Buyer) located at 1761 California Aye, Unit 101, Corona, CA 92881.

Recitals

The Parties desire to enter into negotiations to enable them to jointly conduct due diligence for the purpose of detailing the terms and conditions for the installation services of Attune RTD’s BnoWave I 75p Smart Energy Controller. The Parties would like to freely discuss and disclose to each other test-marketing and financial information (Marketing Information). Thus, the Parties desire that all information resulting from this process will be kept confidential by each of the Parties (which for the purpose of this Agreement includes the Parties’ employees and agents), except as otherwise provided in this Agreement.

Terms

In consideration of the above recitals and mutual covenants and to induce the disclosure of information and materials to each of the Parties, the Parties hereby agree as follows:

1. Confidential Information. Each of the Parties may make available to the other party confidential information including but not limited to: (a) data and information: (b) processes, methodologies, technologies and procedures; (c) ideas, designs, plans, drawings, sketches, techniques, theories, technical information, compilations, know-how, processes, product or service data or proposals; (d) financial information, capital structure, budgets, financial results or projections, costs, expenses, margins, markets, strategies and other research, business, marketing and creative information and materials relating to the Marketing Information (hereinafter together referred to as Confidential Information).

Notwithstanding the foregoing, information or materials that the receiving party can demonstrate by clear and convincing evidence: (i) was known by the receiving party prior to the date of this Agreement; (ii) is or becomes publicly known through no wrongful act on the receiving party’s part: (iii) is subsequently supplied to the receiving party by a third party having a legal right to do so; or (iv) is approved for release by written authorization of the non-receiving party; shall not be considered Confidential information for purposes of this Agreement.

2. Disclosure of Confidential Information. The receiving party of any Confidential Information shall keep and maintain the Confidential Information in strict confidence, shall not disclose the Confidential Information to anyone, except that either party may disclose the Confidential Information it receives to third parties participating in the development of the information, if such third party is under an obligation of confidentiality with respect to such Confidential Information. The receiving party shall limit disclosure of such Confidential Information to those of the receiving party’s employees and agents, if any, and third parties who are participating in the development of information, who (a) need to have access to such information to assist the development of information, and (b) have an obligation of confidentiality adequate to protect such Confidential Information in accordance with the provisions of this Agreement. The receiving party shall take all reasonably necessary steps to ensure that anyone having access to such Confidential Information understands the terms of this Agreement. Notwithstanding the foregoing, Confidential Information may be disclosed pursuant to the requirement of a governmental agency or third party if such disclosure is required by operation of law, regulation or court order, provided that the disclosure is limited to such required disclosure and the receiving party gives the providing party prior written notice of such proposed disclosure.

This Letter of Intent and any discussions or disclosures hereunder shall not be deemed a commitment to any further business relationship, contract or future dealing between the Parties. No agency, partnership, joint venture or other joint relations is created by this Agreement.

3. Termination and Return of Confidential Information. The Parties can mutually agree to terminate this Letter of Intent at any time. However, the Confidentiality provisions of Paragraphs 1 and 2 shall survive any termination of this Agreement. In addition, each of the Parties shall have the right to terminate this Letter of Intent by giving written notice thereof if the other party fails to observe the terms, covenants and conditions hereof, and fails to correct such defaults within sixty (60) days after such notice is sent. The notice shall specify the breach alleged to have occurred. Termination of this Agreement shall not relieve a breaching party of obligations or liability resulting from such breach. Upon termination of this Agreement and a written notice from disclosing party, the receiving party shall, within thirty (30) days, return to the other party all Confidential Information received by the other party hereunder without retaining any copies or summaries thereof.

4. Severability. If any provision of this Agreement shall be illegal, invalid or unenforceable, either in whole or in its application to a particular circumstance, in any jurisdiction: (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intentions of the Parties, it will be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remainder of the Agreement will remain in full force and effect.

5. Modification, Amendment, Entire Agreement, Assignment. Except as otherwise provided herein, this Agreement may be amended or modified only by written agreement of both of the Parties. This Agreement constitutes the entire agreement between the Parties. The rights and obligations of the Parties under this Agreement shall inure to the benefit of and shall be binding upon their respective successors, permitted assigns and legal representatives. Neither of the Parties may assign their rights or obligations under this Agreement, whether expressly or by operation of law, without the written consent of the other party.

6. Notices. Except as otherwise provided in this Agreement, all notices provided in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be sent by Federal Express or other reliable overnight courier, sent by fax, hand-delivered, or mailed by registered or certified mail, return receipt requested to the addresses and representative identified below.

7. Miscellaneous. This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by the laws of the State of California. Each party irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of California in connection with or arising out of this Agreement or the matters contemplated herein.

IN WITNESS WHEREOF the Parties have executed this Agreement, which shall be effective on the date the last party signs the Agreement.

Attune RTD